SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: June 29, 2010

ENSURGE, INC.
(Exact name of registrant as specified in charter)

NEVADA	33- 03275	87-0431533
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

4766 Holladay Blvd.
Holladay, Utah 84117
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (801) 273-9300

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 29, 2010, Michael B. Campbell resigned as a member of the board of directors (the “Board”) of Ensurge, Inc. (the “Company”) and as the Company’s President and Chief Executive Officer, effective immediately.

In connection with Mr. Campbell’s resignation, Mr. Campbell and the Company entered into a Separation and Release Agreement, dated June 29, 2010 (the “Separation Agreement”).  Pursuant to the Separation Agreement, the Company agreed to pay Mr. Campbell $20,000 as reimbursement for certain previously-unpaid out-of-pocket business expenses and Mr. Campbell agreed to certain non-competition, non-solicitation, confidentiality and cooperation covenants in favor of the Company.  The separation agreement also includes a mutual release of claims and an agreement between the  parties that within the next 120 days the Company has the right to repurchase any or all of the shares of the Company’s common stock owned by Mr. Campbell for a purchase price of $0.03 per share.

The foregoing is a summary of the Separation Agreement and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As discussed above, effective as of June 29, 2010, Michael B. Campbell resigned as a member of the Board and as the President and Chief Executive Officer of the Company.  There are no known disagreements between the Company and Mr. Campbell on any matter relating to the Company's operations, policies or practices.

On June 30, 2010, the Board accepted the resignation of Mr. Campbell and appointed Jordan Estra, a member of the Board, as the Company’s President and Chief Executive Officer, to fill the vacancy created by the resignation of Mr. Campbell.

The disclosure provided in item 1.01 regarding the Separation Agreement is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibits
10.1	Separation and Release Agreement, dated June 29, 2010, between the Company and Michael B. Campbell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSURGE, INC.

Date: July 1, 2010	By /s/ Jordan Estra
Jordan Estra
Chief Executive Officer